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File No. 333-85210
Filed pursuant to Rule 424(b)(3)

Prospectus Supplement
To Prospectus dated April 30, 2002

CORPORATE OFFICE PROPERTIES TRUST

        This prospectus supplement supplements the prospectus dated April 30, 2002, relating to the resale of up to 13,224,831 Common Shares of Beneficial Interest ("Common Shares"), par value $0.01 per share, by certain selling shareholders (the "prospectus"). As indicated in the prospectus, the selling shareholders identified therein currently own the Common Shares relating to the prospectus, or may acquire such Common Shares either by redeeming limited partnership interests which they own in our operating partnership, Corporate Office Properties, L.P., in exchange for Common Shares, or by converting our Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest which they own into Common Shares. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-85210). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

        No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

        Since the date of the prospectus, LBCW Limited Partnership, an entity in which Clay. W. Hamlin, III, a member of our Board of Trustees, our Chief Executive Officer and a selling shareholder named in the "Selling Shareholders" table in the prospectus, is the controlling partner, donated to five charitable organizations an aggregate of 2,980 Common Units of our operating partnership. These limited partnership interests may be redeemed for our Common Shares. The recipients of these shares (the "donees") requested that they be included as selling shareholders in the prospectus. Accordingly, the "Selling Shareholders" table in the prospectus is supplemented by the information in the table below to include the names of the donees with respect to the Common Units of our Operating Partnership that were transferred by LBCW Limited Partnership. The total number of Common Shares offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

			Percent of All Common Shares Beneficially Owned before Resale(2)	Beneficial Ownership After Resale of Shares
		Maximum Number of Shares being Offered
	Number of Shares Beneficially Owned(1)
Name of Selling Shareholder				Number of Shares	Percent(2)
Johns Hopkins University	400	400	*	—	*
National Prostate Cancer Coalition	800	800	*	—	*
The Nichols School	1,100	1,100	*	—	*
Arthur Ashe Youth Tennis and Education	500	500	*	—	*
University of Pennsylvania, Friends of Penn Tennis	180	180	*	—	*

Total	2,980	2,980		—

*
Indicates less than one percent (1%).

(1)
The beneficial ownership of Common Shares owned and being offered is in the form of Common Units of limited partnership interests in our Operating Partnership that may be redeemed by us or, if we approve, exchanged for Common Shares. Our Operating Partnership has the right, in its sole discretion, to deliver to such redeeming holder for each Common Unit either one Common Share (subject to adjustment) or a cash payment equal to the then fair market value of such share determined as provided in the operating partnership's agreement of limited partnership. The number of Common Shares beneficially owned by each selling shareholder is based upon information provided to us by such shareholder.

(2)
Common Shares issuable upon the exercise of share options or conversion of convertible securities exercisable or convertible on March 31, 2003 or within 60 days of March 31, 2003 are deemed outstanding and to be beneficially owned by the entity holding the options or convertible securities for purposes of computing such entity's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other entity.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 15, 2003.

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Prospectus Supplement To Prospectus dated April 30, 2002 CORPORATE OFFICE PROPERTIES TRUST